Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
[XATA LOGO]	Tom Flies XATA Corporation 952-707-5600 tom.flies@xata.com

FLEET INTELLIGENCE

XATA CFO/COO Resigns to Accept CEO Position

MINNEAPOLIS, December 22, 2004—XATA Corporation (Nasdaq/SC: XATA), the leader in onboard fleet management systems for private fleet transportation, announced today that John Lewis, the Company’s current Chief Financial Officer and Chief Operating Officer, is leaving the Company to become President and CEO of an East Coast based technology company.

The Company has commenced a search for a new Chief Financial Officer. Craig Fawcett, president and CEO of XATA, will serve as interim CFO until a replacement is named.

“I am thrilled to have had the opportunity to participate in an exciting growth phase for XATA over the past several years,” said Lewis. “The Company is well positioned with competitive product offerings, a very capable management team and a strong balance sheet. I believe that XATA will be very successful in the years to come.”

“John has contributed much to our success over the past four years” said Fawcett. “We wish John well and believe he will continue to experience success throughout his future.”

About XATA

A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 35,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.

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